Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Record Second Quarter Sales of $173.4 Million, Net Earnings of $21.1 Million, GAAP EPS of $0.65, and Adjusted EPS of $0.85

New Hampton, NY, July 31, 2020 - Balchem Corporation (NASDAQ: BCPC) reported today record second quarter net earnings of $21.1 million for 2020, compared to net earnings of $19.8 million for the second quarter 2019. Record second quarter adjusted net earnings(a) were $27.6 million, compared to $25.2 million in the prior year quarter, and adjusted EBITDA(a) was an all-time record of $43.9 million, compared to $40.0 million in the prior year quarter.

Second Quarter 2020 Financial Highlights:
•Net sales of $173.4 million, an increase of $11.8 million, or 7.3%, compared to the prior year quarter, with year over year sales growth in Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•GAAP net earnings were $21.1 million, an increase of $1.3 million, or 6.5% from the prior year. These net earnings resulted in GAAP earnings per share of $0.65.
•Adjusted net earnings of $27.6 million increased $2.3 million or 9.2% from the prior year, resulting in adjusted earnings per share(a) of $0.85.
•Adjusted EBITDA was $43.9 million, an increase of $3.9 million, or 9.8%, from the prior year.
•Quarterly cash flows from operations were $44.6 million for the second quarter 2020, an increase of 69.5% from the prior year, with quarterly free cash flow(a) of $37.0 million, an increase of 83.9% from the prior year.

Recent Highlights:
•Strong cash flows in the second quarter enabled the company to make $35.0 million of repayments of its revolving debt, lowering net debt to $142.2 million, with an overall leverage ratio on a net debt basis of 0.9.
•The COVID-19 response effort has been a primary focus for the company since early in the first quarter. Our focus has been on employee safety first, keeping our manufacturing sites operational, satisfying customer needs, preserving cash and ensuring strong liquidity, and responding to changes in this dynamic market environment as appropriate. To date, all of our manufacturing sites are operating at near normal conditions enabling us to supply our customers with the important products and services they need, our research and development teams are advancing our innovation efforts, and all of our other employees are effectively carrying on their responsibilities and functions remotely.
•We released our second annual Sustainability Report in April in support of our Environmental, Social, and Corporate Governance ideals. We are committed to providing solutions for the health and nutrition needs of the world, acting as strong stewards of all our stakeholders, and making the world a healthier place.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are extremely pleased with these strong second quarter results which reflect record second quarter sales, net earnings, and earnings per share as well as sales growth in all three of our reporting segments."

Mr. Harris added, "Our strong second quarter and year to date results reported today are a direct result of the extraordinary talents and efforts of the Balchem team as well as the strength of our market positions and the resilience of our business model."

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended June 30, 2020 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$173,355	$161,554	$347,791	$318,583
Gross margin	55,380	53,918	110,711	103,013
Operating expenses	28,463	27,516	57,516	50,131
Earnings from operations	26,917	26,402	53,195	52,882
Other expense	944	1,521	2,732	3,208
Earnings before income tax expense	25,973	24,881	50,463	49,674
Income tax expense	4,848	5,052	9,570	11,062
Net earnings	$21,125	$19,829	$40,893	$38,612

Diluted net earnings per common share	$0.65	$0.61	$1.26	$1.19

Adjusted EBITDA(a)	$43,885	$39,979	$86,256	$79,659
Adjusted net earnings(a)	$27,562	$25,246	$54,003	$48,976
Adjusted net earnings per common share(a)	$0.85	$0.77	$1.66	$1.51

Shares used in the calculations of diluted and adjusted net earnings per common share	32,470	32,583	32,492	32,540

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Second Quarter of 2020:
The Human Nutrition & Health segment generated quarterly sales of $97.4 million, an increase of $11.6 million or 13.5% compared to the prior year quarter. The increase was primarily driven by strong sales growth of chelated minerals and choline nutrients as well as increased sales into the food and beverage markets from both the legacy business and the Zumbro acquisition we closed in December 2019, partially offset by lower sales to food service related markets and the elimination of sales associated with the Reading, Pennsylvania manufacturing site that we divested in 2019. This segment generated quarterly earnings from operations of $15.5 million, an increase of $3.2 million or 25.6% compared to $12.3 million in the prior year quarter, primarily due to the aforementioned higher sales and lower selling expenses principally due to lower travel and a decrease in bad debt expense. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.8 million and $4.9 million for the second quarter of 2020 and 2019, respectively, adjusted earnings from operations(a) for this segment were $20.3 million, compared to $17.2 million in the prior year quarter.
The Animal Nutrition & Health segment generated sales of $46.3 million, an increase of $2.9 million or 6.6% compared to the prior year quarter. The increase was primarily the result of higher volumes in both the ruminant species and monogastric species markets. Second quarter earnings from operations for this segment of $6.4 million increased $1.4 million or 27.4% compared to $5.0 million in the prior year quarter, primarily due to the aforementioned higher sales, certain lower raw material costs, and lower selling expenses principally due to lower travel. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million in the second quarters of 2020 and 2019, adjusted earnings from operations for this segment were $6.6 million, compared to $5.2 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Specialty Products segment generated sales of $28.2 million, an increase of $3.3 million or 13.2% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market due to the incremental contribution of Chemogas, offset partially by lower legacy sales which were negatively impacted by reduced elective surgical procedures during the pandemic. Second quarter earnings from operations for this segment were $8.0 million, versus $8.9 million in the prior year comparable quarter, a decrease of $0.9 million or 9.8%, primarily due to lower legacy ethylene oxide sales, product mix within plant nutrition, and higher operating expenses due to the acquisition of Chemogas. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the second quarter of 2020 and 2019 of $1.6 million and $1.1 million, respectively, adjusted earnings from operations for this segment were $9.6 million, compared to $10.0 million in the prior year quarter.
Consolidated gross margin for the quarter ended June 30, 2020 of $55.4 million increased by $1.5 million or 2.7%, compared to $53.9 million for the prior year comparable period. Gross margin as a percentage of sales was 31.9% as compared to 33.4% in the prior year period, a decrease of 143 basis points. The decrease was primarily due to mix and certain COVID-19 expenses, partially offset by certain lower raw material costs. Operating expenses of $28.5 million for the quarter increased $0.9 million from the prior year comparable quarter, primarily due to incremental operating expenses related to the Chemogas and Zumbro acquisitions and a goodwill impairment charge related to business formerly included in the Industrial Products segment, partially offset by lower selling expenses driven by reduced travel and a decrease in bad debt expense. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.2 million, operating expenses were $22.2 million, or 12.8% of sales.
Interest expense was $1.0 million in the second quarter of 2020. Our effective tax rates for the three months ended June 30, 2020 and 2019 were 18.7% and 20.3%, respectively. The decrease in the effective tax rate from the prior year is primarily due to lower enacted tax rates from several states, certain higher tax credits, and excess tax benefits from stock-based compensation.
For the quarter ended June 30, 2020, cash flows provided by operating activities were $44.6 million, and free cash flow was $37.0 million. The $195.9 million of net working capital on June 30, 2020 included a cash balance of $76.4 million, which reflects repayments of the revolving debt of $35.0 million, and capital expenditures and intangible assets acquired of $7.9 million.

Ted Harris said, “We are very proud of the strong performance reported in the second quarter of 2020. The Balchem team has continued to respond extraordinarily well to the challenges and uncertainties created by the pandemic, with the safety of our employees as our top priority. The progress we have made driving our business forward and advancing our key growth initiatives more than offset the headwinds we faced from the challenging macro-economic environment."

Mr. Harris went on to add, “In addition, our strong cash conversion and the further improvement in our balance sheet over the course of the quarter provides financial strength as we continue to progress our organic growth initiatives and seek value-creating acquisitions.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, July 31, 2020, at 11:00 AM Eastern Time (ET) to review second quarter 2020 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 14, 2020. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13707371.
Segment Information
Previously, Balchem's four reportable segments were: Human Nutrition & Health, Animal Nutrition & Health, Specialty Products, and Industrial Products. However, effective the first quarter of 2020, in order to align with the Company's strategic focus on health and nutrition, allocation of resources, and evaluation of operating performance, Balchem revised its presentation to three reportable segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in Other and Unallocated. There was no change to the Consolidated Financial Statements.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Human Nutrition & Health	$97,428	$85,872	$192,936	$171,021
Animal Nutrition & Health	46,344	43,480	94,985	86,841
Specialty Products	28,194	24,907	56,190	43,331
Other and Unallocated (1)	1,389	7,295	3,680	17,390
Total	$173,355	$161,554	$347,791	$318,583

Business Segment Earnings Before Income Taxes:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Human Nutrition & Health	$15,497	$12,338	$27,632	$26,041
Animal Nutrition & Health	6,430	5,045	14,474	10,301
Specialty Products	8,008	8,879	15,994	15,576
Other and Unallocated (1)	(3,018)	140	(4,905)	964
Interest and other expense	(944)	(1,521)	(2,732)	(3,208)
Total	$25,973	$24,881	$50,463	$49,674

(1) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $746 and $2,018 for the three and six months ended June 30, 2020, respectively, and $761 and $1,565 for the three and six months ended June 30, 2019 respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $405 and $806 for the three and six months ended June 30, 2020, respectively, and $10 and $19 for the three and six months ended June 30, 2019, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	June 30, 2020	December 31, 2019
	(unaudited)

Cash and Cash Equivalents	$76,407	$65,672
Accounts Receivable, net	97,107	93,444
Inventories	81,546	83,893
Other Current Assets	8,802	11,937
Total Current Assets	263,862	254,946

Property, Plant & Equipment, net	217,003	216,859
Goodwill	522,929	523,998
Intangible Assets with Finite Lives, net	130,866	143,924
Right of Use Assets	6,159	7,338
Other Assets	10,437	8,617
Total Assets	$1,151,256	$1,155,682

Current Liabilities	$67,960	$92,258
Revolving Loan	218,569	248,569
Deferred Income Taxes	57,237	56,431
Derivative Liabilities	2,168	2,103
Long-Term Obligations	12,799	12,654
Total Liabilities	358,733	412,015

Stockholders' Equity	792,523	743,667

Total Liabilities and Stockholders' Equity	$1,151,256	$1,155,682

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$40,893	$38,612
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	25,294	21,732
Stock compensation expense	4,501	3,622
Other adjustments	2,697	(2,187)
Changes in assets and liabilities	(6,205)	(12,967)
Net cash provided by operating activities	67,180	48,812

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(94,690)
Capital expenditures and intangible assets acquired	(13,265)	(14,714)
Proceeds from insurance and sale of assets	22	2,729
Purchase of convertible note	(350)	(1,000)
Net cash used in investing activities	(13,593)	(107,675)

Cash flows from financing activities:
Proceeds from revolving loan	10,000	108,569
Principal payments on revolving loan	(40,000)	(36,000)
Principal payments on acquired debt	—	(12,222)
Proceeds from stock options exercised	6,802	1,809
Dividends paid	(16,704)	(15,135)
Purchase of treasury stock	(3,025)	(727)
Net cash (used in) provided by financing activities	(42,927)	46,294

Effect of exchange rate changes on cash	75	(25)

Increase (decrease) in cash and cash equivalents	10,735	(12,594)

Cash and cash equivalents, beginning of period	65,672	54,268
Cash and cash equivalents, end of period	$76,407	$41,674

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of adjusted gross margin
GAAP gross margin	$55,380	$53,918	$110,711	$103,013
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets (3)	742	661	1,466	1,395
Adjusted gross margin	$56,122	$54,579	$112,385	$104,408

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$26,917	$26,402	$53,195	$52,882
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets (3)	6,985	6,128	13,964	11,970
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	746	761	2,018	1,565
Goodwill impairment (5)	1,228	—	1,228	—
Adjusted earnings from operations	$35,876	$33,291	$70,613	$66,417

Reconciliation of adjusted net earnings
GAAP net earnings	$21,125	$19,829	$40,893	$38,612
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets (3)	7,056	6,199	14,105	12,112
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	746	761	2,018	1,565
Goodwill impairment (5)	1,228	—	1,228	—
Income tax adjustment (6)	(2,593)	(1,543)	(4,449)	(3,313)
Adjusted net earnings	$27,562	$25,246	$54,003	$48,976

Adjusted net earnings per common share - diluted	$0.85	$0.77	$1.66	$1.51

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019.

Table 2
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income - as reported	$21,125	$19,829	$40,893	$38,612
Add back:
Provision for income taxes	4,848	5,052	9,570	11,062
Other expense	944	1,521	2,732	3,208
Depreciation and amortization	12,674	10,825	25,153	21,590
EBITDA	39,591	37,227	78,348	74,472
Add back certain items:
Non-cash compensation expense related to equity awards	2,320	1,991	4,454	3,622
Inventory valuation adjustment (2)	—	—	208	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	746	761	2,018	1,565
Goodwill impairment (5)	1,228	—	1,228	—
Adjusted EBITDA	$43,885	$39,979	$86,256	$79,659

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and six months ended June 30, 2020 and 2019.

Table 3
(unaudited)

	Three Months Ended June 30,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$4,848	18.7%	$5,052	20.3%
Impact of ASU 2016-09 (7)	673		98
Adjusted Income Tax Expense	$5,521	21.3%	$5,150	20.7%

	Six Months Ended June 30,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$9,570	19.0%	$11,062	22.3%
Impact of ASU 2016-09 (7)	830		209
Adjusted Income Tax Expense	$10,400	20.6%	$11,271	22.7%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2020 and 2019.

Table 4
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$44,615	$26,329	$67,180	$48,812
Capital expenditures and capitalized ERP implementation costs	(7,595)	(6,200)	(12,747)	(14,688)
Free cash flow	$37,020	$20,129	$54,433	$34,124

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Goodwill impairment: A goodwill impairment charge related to business formerly included in the Industrial Products segment is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and six months ended June 30, 2020 and 2019, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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